Exhibit 99.1

               Digital Recorders, Inc. Announces Second
                    Quarter 2003 Earnings Results;
          Six-Month Earnings Ahead of Same Period Last Year

    DALLAS--(BUSINESS WIRE)--xx--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today it posted fully diluted earnings of 4 cents per share on $12.52 million in revenue in second quarter 2003, as compared to 11 cents on $12.43 million in revenue posted in the same period last year.
    "The second quarter was profitable but, as we had previously announced, not as profitable as second quarter 2002. Our operating income was lower in the quarter this year and we were below our target revenue range for the quarter primarily due to delays in two particularly significant U.S. market orders. Further, the second quarter of last year was better than would typically have been expected for the second quarter. Additionally, income tax-related expense is higher this year by about $160,000 for the quarter primarily due to the non-cash partial expensing of a deferred-tax loss carryforward asset driven by the Company's profitability for the quarter. However, our six-month period is ahead of the loss of 2 cents that was posted in the same period last year. Plans to achieve on-going profitability this year are materializing," David L. Turney, the Company's Chairman, Chief Executive Officer and President, said.

    SECOND QUARTER AND FIRST SIX MONTHS 2003 RESULTS

    For the quarter ended June 30, 2003, the Company's revenue increased slightly to $12.52 million with net income of $215,827, or 6 cents per share on 3,812,167 basic shares outstanding, or 4 cents per share on 6,198,130 fully diluted shares outstanding. This compares to revenue of $12.43 million with net income of $618,580, or 17 cents per share on 3,704,475 basic shares outstanding, or 11 cents per share on 5,473,740 fully diluted shares outstanding, for the same period last year. The results for both periods are after $44,250 dividends paid to Series AAA preferred stock shareholders. The increase in fully diluted shares primarily is related to formula-driven recognition of shares underlying the convertible debentures issued in fiscal years 2001 and 2002, and certain other options and warrants previously issued.
    For the six months ended June 30, 2003, revenue increased by 11 percent to $23.44 million with a net income of $4,360, or 0 cents per share on 3,808,342 basic shares outstanding. This compares to revenue of $21.06 million and a net loss of $85,228, or 2 cents per share on 3,704,475 basic and fully diluted shares outstanding for the same period last year. The results for both periods are after $88,500 in dividends were paid to Series AAA preferred stock shareholders.
    As of June 30, 2003, the Company had $2.1 million in working capital and $9.2 million in shareholders' equity. This compares to $2.3 million in working capital and $5.7 million in shareholders' equity as of Dec. 31, 2002. Working capital in both periods is reduced due to a previously reported balance-sheet reclassification from long-term to short-term debt of an asset-based lending relationship. That relationship was due to expire in third quarter 2003, but a 90-day extension has been granted. Management has executed documents, from among several offers from prospective lenders, expected to lead to a replacement of the existing but expiring asset-based lending relationship; terms of the replacement are preliminarily expected to be at least as favorable, in aggregate, as those now existing. The increase in shareholders' equity is primarily due to the newly issued Series E preferred stock and the long-existing Series AAA preferred stock now being redeemable at the Company's discretion; the Series AAA preferred stock previously carried a mandatory redemption date of Dec. 31, 2003.

    SECOND QUARTER 2003 HIGHLIGHTS

    -- On May 15, 2003, the Company announced that its TwinVision na, Inc. (TVna) business unit had received orders for traditional and multi-color, all-LED, solid-state, electronic destination sign systems totaling more than $1 million from existing customers.

    -- On May 20, 2003, the Company announced that management had signed and implemented a Memorandum of Understanding for purposes of a Strategic Alliance to share certain proprietary information display and communications technologies with Vossloh Information Technologies Karlsfeld GmbH, a Germany-based corporation.

    -- On June 4, 2003, the Company announced that its TVna business unit had received seven destination sign system orders for new vehicles - including a significant order for the Boston transit market - totaling more than $1.13 million from six existing customers.

    -- In June 2003, the Company reached an agreement to extend the due date of an approximately $2.1 million promissory note from June 2004 to June 2005 together with conversion of $350,000 of the note balance to common stock and application of re-payment installments starting in July 2004.

    -- In June 2003, the Company commenced placement of a new Series E convertible preferred stock having a $3 conversion and 7 percent dividend feature; to date, approximately $1.4 million has been placed. When completed in the near future, this will be reported in full as to final results.

    THIRD QUARTER 2003 FORECAST

    "We presently expect to achieve a small profit in the third quarter this year on revenue of approximately $12 million; that compares to revenue of $11.04 million and a loss of 9 cents per share on basic shares outstanding posted in the third quarter last year," Mr. Turney said.

    FISCAL YEAR 2003 OUTLOOK

    "As we noted in the second quarter preliminary results news release, we believe that timing on orders in the last half may push some orders close enough to the end of the year to be at risk of moving into 2004. Given this, we have adjusted our fiscal year 2003 revenue projection to approximately $50 million, which is quite favorable when compared to last year's revenue of $45.1 million. Last year's bottom line was a loss of 10 cents per share. The Company's earnings-per-share projection for fiscal year 2003 is approximately 20 cents on basic shares outstanding, the same basis as prior projections. On the same diluted-share basis as in this second quarter income statement that would be approximately 12 cents per share," Mr. Turney said.

    CONFERENCE CALL INFORMATION

    The DRI senior management team will discuss second quarter 2003 earnings results, as well as the fiscal year 2003 outlook, during an investors' conference call Thursday, Aug. 14, 2003, at 11 a.m. (Eastern).
    To listen to, and participate in, the live questions-and-answers exchange, please call one of the following telephone numbers at least five minutes prior to the start time:

    --  Domestic, (877) 412-8086, or

    --  International, (973) 582-2741.

    Replay will be available Thursday, Aug. 14, 2003 from 2 p.m.
(Eastern) until Aug. 28, 2003 at 11:59 p.m. (Eastern) via the following telephone numbers:

    --  Domestic, (877) 519-4471 (Pin Number 4069778); or

    --  International, (973) 341-3080 (Pin Number 4069778).

    To participate via webcast, please go to www.viavid.com, search for TBUS events, click on the second quarter 2003 event description, and register to participate. The webcast also will be accessible via the Company's corporate Web site, www.digrec.com. For the convenience of the Company's shareholders, the webcast will be archived for six months.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems - enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," "projection", "projected", "Projections" etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation implied in a forward looking statement will prove correct, or that the contemplated event or result will occur as anticipated. The risks associated with forward looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lenders. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                           June 30, 2003  December 31,
                                             (Unaudited)      2002
                                          -------------- -------------

ASSETS
------
Current Assets
     Cash and cash equivalents           $     138,859   $    504,758
     Trade accounts receivable, less
      allowance for doubtful accounts of
      $158,066 at June 30, 2003 and
      $146,066 at December 31, 2002          8,891,556     10,137,955
     Other receivables                         282,065        251,454
     Inventories                             9,099,652      8,830,522
     Prepaids and other current assets         404,977        452,882
                                          -------------   ------------
     Total current assets                   18,817,109     20,177,571
                                          -------------   ------------

Property and equipment, less accumulated
  depreciation of $1,815,914 at June 30,
  2003 and $1,459,953 at December 31,
  2002                                       1,889,344      1,572,259
Goodwill, less accumulated amortization
 of $1,113,260 at June 30, 2003 and
 $1,066,643 at December 31, 2002             9,681,346      8,960,396
Intangible assets, less accumulated
 amortization of $452,420 at June 30,
 2003 and $362,922 at December 31, 2002      1,451,846      1,392,533
Deferred tax assets                            677,232        865,663
Other assets                                   729,817        414,764
                                          -------------   ------------
     TOTAL ASSETS                        $  33,246,694   $ 33,383,186
                                          =============   ============

LIABILITIES AND STOCKHOLDERS'  EQUITY
----------------------------------------
Current Liabilities
     Lines of credit                     $   6,267,151   $  7,503,791
     Current maturities of long-term
      debt                                     843,240        763,360
     Accounts payable                        7,283,141      7,198,962
     Accrued expenses                        2,043,065      2,162,309
     Deferred tax liabilities                  151,062        138,695
     Preferred stock dividends payable,
      Series AAA                                88,500         88,500
                                          -------------   ------------
     Total current liabilities              16,676,159     17,855,617
                                          -------------   ------------
Long-term debt and other obligations,
 less current maturities                     7,118,026      7,737,940
                                          -------------   ------------

Series AAA Mandatory Redeemable,
 Convertible, Nonvoting Preferred Stock,
 $.10 par value,
  Liquidation Preference of
  $5,000 per share; 20,000 shares
  authorized; 354 shares issued and
  outstanding at December 31, 2002                  -      1,770,000
                                          -------------   ------------

Minority interest in consolidated
 subsidiary                                    317,191        267,566
                                          -------------   ------------

Commitments and contingencies

Stockholders' Equity
     Series AAA Convertible, Nonvoting
      Preferred Stock, $.10 par value,
     Liquidation Preference of $5,000 per
      share; 20,000 shares authorized; 354
      shares issued and outstanding at
      June 30, 2003; redeemable at the
      discretion of the Company              1,770,000              -
     Series E Redeemable, Convertible,
      Nonvoting Preferred Stock, $.10
      par value,
     Liquidation Preference of $5,000 per
      share; 500 shares authorized; 88 and
      zero shares issued and outstanding
      at June 30, 2003 and December 31,
      2002, respectively.                      440,000              -
     Common stock, $.10 par value,
      25,000,000 and 10,000,000 shares
      authorized; 3,944,475 and 3,804,475
      shares issued and outstanding at
      June 30, 2003 and December 31, 2002,
      respectively                             394,447        380,447
     Additional paid-in capital             12,597,226     12,349,726
     Accumulated other comprehensive
      income - foreign currency
      translation                            1,240,070        421,175
     Accumulated deficit                    (7,306,425)    (7,399,285)
                                          -------------   ------------
     Total stockholders' equity              9,135,318      5,752,063
                                          -------------   ------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                             $  33,246,694   $ 33,383,186
                                          =============   ============



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
       FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

                       Three Months Ended          Six Months Ended
                             June 30,                   June 30,
                     ------------------------  -----------------------
                         2003        2002         2003         2002
                                     (As                       (As
                                   Restated)                 Restated)
                     -----------  -----------  ----------- -----------

Net sales           $12,520,913  $12,434,455  $23,438,106 $21,058,103
Cost of sales         7,514,008    7,773,354   13,947,593  13,307,772
                     -----------  -----------  ----------- -----------
   Gross profit       5,006,905    4,661,101    9,490,513   7,750,331
                     -----------  -----------  ----------- -----------

Operating expenses:
   Selling, general
    and
    administrative    3,837,034    3,241,127    7,539,350   6,067,949
   Research and
    development         531,963      649,992    1,181,959   1,275,512
                     -----------  -----------  ----------- -----------
     Total operating
      expenses        4,368,997    3,891,119    8,721,309   7,343,461
                     -----------  -----------  ----------- -----------

   Operating income     637,908      769,982      769,204     406,870
                     -----------  -----------  ----------- -----------

Other income (expense)   14,138      (26,757)      33,621     (37,439)
Foreign currency
 translation gain       100,015      249,678      128,674     286,044
Interest expense,
 net                   (279,621)    (275,940)    (589,443)   (551,620)
                     -----------  -----------  ----------- -----------

     Total other
      expense and
      interest expense (165,468)     (53,019)    (427,148)   (303,015)
                     -----------  -----------  ----------- -----------

   Income before
    income tax
    expense             472,440      716,963      342,056     103,855

Income tax expense     (200,173)     (37,680)    (199,572)    (84,299)
                     -----------  -----------  ----------- -----------

   Income before
    minority interest
    in income of
    consolidated
    subsidiary          272,267      679,283      142,484      19,556

Minority interest
 in income of
 consolidated
 subsidiary             (12,190)     (16,453)     (49,624)    (16,284)
                     -----------  -----------  ----------- -----------

   Net income           260,077      662,830       92,860       3,272

Preferred stock
 dividends              (44,250)     (44,250)     (88,500)    (88,500)
                     -----------  -----------  ----------- -----------

   Net income
    (loss)
    applicable to
    common
    shareholders    $   215,827  $   618,580  $     4,360 $   (85,228)
                     ===========  ===========  =========== ===========

Earnings per share:
   Net income
    (loss) per
    share:
         Basic      $      0.06  $      0.17  $      0.00 $     (0.02)
                     ===========  ===========  =========== ===========
         Diluted    $      0.04  $      0.11  $      0.00 $     (0.02)
                     ===========  ===========  =========== ===========

   Weighted average
    number of
    common shares
    and common
    equivalent
    shares
    outstanding:
         Basic        3,812,167    3,704,475    3,808,342   3,704,475
                     ===========  ===========  =========== ===========
         Diluted      6,198,130    5,473,740    3,951,223   3,704,475
                     ===========  ===========  =========== ===========



    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com